Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-44421 and 333-198409) of Covista Inc. (formerly Adtalem Global Education Inc.), of our report dated June 1, 2026 relating to the financial statements and supplemental schedules of the Covista Retirement Plan (formerly Adtalem Global Education Retirement Plan) (the “Plan”), appearing in this Annual Report on Form 11-K of the Plan for the year ended December 31, 2025.

/s/ Baker Tilly US, LLP

Peachtree Corners, Georgia

June 1, 2026